ALPINE EQUITY TRUST

Restated Certificate of Designation

WHEREAS, pursuant to Section 6.6(j) of the Declaration of Trust, the Board of the Trust established and designated new Series of the Trust named “Alpine Global Realty Income & Growth Fund” on July 31, 2015by the execution by the majority of the then Trustees, of an instrument setting forth such establishment and designation and the relative rights, voting powers, preferences, restrictions, limitations as to dividends, qualifications and terms of redemption of such Series or as otherwise provided in such instrument;

NOW THEREFORE, by the affirmative vote of a majority of the Trustees at a meeting duly called and held on September 30, 2015, the Trustees hereby approve the change in the name of the aforementioned Series to: “Alpine Global Realty Growth & Income Fund.”

(a) Amendment, etc. Subject to the provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a majority of the Trustees (or by an officer of the Trust pursuant to the vote of a majority of the Trustees), provided that, if any amendment adversely affects the rights of the Shareholders of the Fund, such amendment may be adopted by an instrument signed in writing by a majority of the trustees (or an officer of the Trust pursuant to the vote of a majority of the Trustees) when authorized to do so by the vote in accordance with Section 1.2(h) of the Declaration of Trust of the holders of a majority of all the Shares of the Fund outstanding and entitled to vote.

(b) Incorporation of Defined Terms. All capitalized terms which are defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust filed with the Secretary of State of the Commonwealth of Massachusetts.

The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust take all necessary action to file a copy of this Certificate of Designation with the Secretary of State of the Commonwealth of Massachusetts and any other place required by law or the Declaration of Trust.

This Certificate of Designation may be executed in counterparts, each of which shall, for all purposes, be deemed to be an original, and all of which when taken together, shall constituent but one and the same instrument.

IN WITNESS WHEREOF, each of the understand have set their hand this 30th day of September, 2015.

/s/ Samuel A. Lieber
Samuel A. Lieber

/s/ Eleanor T.M. Hoagland
Eleanor T.M. Hoagland

/s/ H. Guy Leibler
H. Guy Leibler

/s/ Jeffrey E. Wacksman
Jeffrey E. Wacksman

/s/ James A. Jacobson
James A. Jacobson